UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 12, 2012
Indiana Community Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On September 12, 2012, Indiana Community Bancorp (the “Company”) entered into a Preferred Stock Repurchase Letter Agreement (the “Letter Agreement”), between the Company and the United States Department of the Treasury (the “Treasury”).  Pursuant to the Letter Agreement, the Company repurchased from the Treasury all 21,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) issued to the Treasury in December 2008 under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.  The Company paid a purchase price of $21,580,625 million for the Preferred Stock, which included $80,625 of accrued and unpaid dividends on the Preferred Stock.  A copy of the Letter Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

On September 12, 2012, the Company entered into a Warrant Repurchase Letter Agreement (the “Repurchase Agreement”) with the Treasury to repurchase the warrant to purchase 188,707 shares of Company common stock that the Company issued to the Treasury on December 12, 2008 (the “Warrant”) in connection with the Company’s sale to the Treasury of the Preferred Stock. The Company repurchased the Warrant for $1,800,000. As a result of the Warrant repurchase, the Treasury does not own any more securities of the Company issued under the Capital Purchase Program. A copy of the Repurchase Agreement is attached hereto as Exhibit 10.2 and is incorporated into this Item 10.2 by reference.

In conjunction with the Preferred Stock and Warrant repurchases, Indiana Bank and Trust Company (the “Bank”) paid a special dividend of $25 million to the Company.  The Bank received approval from the Federal Reserve Bank of Chicago and the Indiana Department of Financial Institutions to make the special dividend.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Preferred Stock Repurchase Letter Agreement
10.2	Warrant Repurchase Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 12, 2012	Indiana Community Bancorp

	By:	/s/ Mark T. Gorski
Mark T. Gorski Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Preferred Stock Repurchase Letter Agreement
10.2	Warrant Repurchase Letter Agreement